SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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[ ] Soliciting Material Pursuant to Section 240.14a-12

(Name of Registrant as Specified In Its Charter)

Station Casinos, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the

Registrant)

UNITE HERE

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Schedule 14A

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UNITE HERE

4) Date Filed: May 13, 2005

UNITE HERE

1630 S. Commerce Street

Las Vegas, Nevada 89102

Phone: (702) 386-5231

Fax: (702) 386-5241

Dear Fellow Station Casino, Inc. Shareholder:

We are writing to urge you to vote FOR our three advisory shareholder proposals on corporate governance reform at Station Casinos, Inc. (the "Company") at the annual shareholder meeting on May 18, 2005. These proposals are listed as proposals 4 through 6 on the Company's white proxy card, and proposals 4 through 6 on our blue proxy card. We urge you to vote FOR all of these proposals.

Reasons to Support Our Proposals on Corporate Governance Reform

* Top Independent Proxy Voting Firms Support Our Proposals. Both Institutional Shareholder Services (ISS), the world's leading provider of proxy voting and corporate governance services with more than 1,200 institutional and corporate clients worldwide, and Glass, Lewis & Co., a leading proxy advisory firm that serves clients with nearly $8 trillion in assets, have recommended support for our three proposals.

According to ISS, "requiring a higher voting threshold could permit management to entrench itself by blocking amendments that are in shareholders' best interests" and "a classified board can entrench management and effectively preclude most takeover bids or proxy contests." Similarly, according to Glass Lewis, "supermajority vote requirements act as impediments to takeover proposals and impede shareholders' ability to approve ballot items that are in their interests. This in turn degrades share value and can limit the possibility of buyout premiums to shareholders." Also, Glass Lewis' analysis states that "managers are often motivated to preserve their own jobs or to arrange for substantial payouts and, as a result, may not act in the best interests of shareholders when it comes to potential takeovers."1

* Unprecedented Merger-and-Acquisition Activity Calls for Protection of Shareholder Rights. In our view, Station Casinos has too many corporate governance structures that restrict shareholder rights. We believe there needs to be a more appropriate balance of power between the Company's board and its shareholders, particularly if there is a takeover bid for the Company.

* Follow the Lead of Leading Gaming Companies. MGM Mirage Inc., the largest gaming company in the world, requires only a simple majority of shareholder votes to change its bylaws; holds annual election of all its directors; and does not have a "poison pill." International Game Technology, the largest gaming equipment manufacturer, does not have a classified board nor a poison pill, either.

* Common-Sense Ideas for Corporate America. An impressive array of leading American corporations has recently adopted the measures we are proposing at Station Casinos. Companies that have declassify their boards of directors in the last two years include Procter & Gamble, Eastman Kodak, Morgan Stanley, and Federated Department Stores. Those that have decided to remove poison pills within the last two years included Allstate, Choice Hotels, Bank of New York, and Circuit City Stores. Major American corporations that do not have a classified board nor a poison pill include IBM, General Electric, The Walt Disney Co., and Wells Fargo.

* AFL-CIO has identified the poison pill proposal as a Key Vote for 2005.

We urge you to vote FOR our corporate governance reform proposals and send a clear message to the Company's management that we shareholders desire to see our rights as the owners of the company to be respected and fully protected.

We enclose our proxy statement and proxy card (blue proxy card). You may vote again to change your vote even if you have already returned a proxy card. Please contact Ken Liu at (702)386-5231 if you have any questions.

***

Released to Station Casinos, Inc. Shareholders on or about May 13, 2005.

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1 None of the publications or authors cited herein are participants in this proxy statement. We have not requested nor obtained the consent of any of these sources for referring to these materials herein.